Exhibit 5.1

July 9, 2025

Registration Statement on Form S-3

IonQ, Inc.

4505 Campus Drive

College Park, MD

Ladies and Gentlemen:

We have acted as special counsel to IonQ, Inc., a Delaware corporation (the “Company”), in connection with the registration statement on Form S-3ASR (File No. 333-285279) (the “Registration Statement”) of the Company, filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Act”), and the rules and regulations thereunder (the “Rules”), which became effective on February 26, 2025. You have asked us to furnish our opinion as to the legality of (i) 14,165,708 shares (the “Issued Shares”) of common stock of the Company, par value $0.0001 per share (the “Common Stock”), (ii) 36,042,530 warrants to purchase shares of Common Stock (the “Warrants”), (iii) 3,855,557 pre-funded warrants to purchase shares of Common Stock (the “Pre-Funded Warrants”) and (iv) 39,898,087 shares (the “Warrant Shares” and, together with the Issued Shares, the Warrants and the Pre-Funded Warrants, the “Securities”) of Common Stock, which are issuable upon the exercise of the Warrants pursuant to the terms of the Warrant Agreement (as defined below) and upon the exercise of the Pre-Funded Warrants pursuant to the terms of the Pre-Funded Warrant Agreement (as defined below), in each case, which are being offered and sold by the Company.

In connection with the furnishing of this opinion, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (collectively, the “Documents”):

1.	the Registration Statement;

2.	the base prospectus dated February 26, 2025;

3.	the preliminary prospectus supplement, dated July 7, 2025 (the “Preliminary Prospectus”);

4.	the prospectus supplement, dated July 7, 2025 (the “Final Prospectus”);

5.	the Underwriting Agreement, dated July 7, 2025 (the “Underwriting Agreement”), by and between the Company and J.P. Morgan Securities, LLC;

4.	the Warrant Agreement, dated as of July 9th, 2025 (the “Warrant Agreement”), between the Company and Continental Stock Transfer and Trust Company; and

5.	the Pre-Funded Warrant Agreement, dated as of July 9th, 2025 (the “Pre-Funded Warrant Agreement”), between the Company and Continental Stock Transfer and Trust Company.

In addition, we have examined (i) such corporate records of the Company that we have considered appropriate, including a copy of the certificate of incorporation, as amended, and by-laws, as amended, of the Company, certified by the Company as in effect on the date of this letter, and copies of resolutions of the board of directors of the

Company relating to the issuance of the Securities, and (ii) such other certificates, agreements and documents that we deemed relevant and necessary as a basis for the opinions expressed below. We have also relied upon the factual matters contained in the representations and warranties of the Company made in the Documents and upon certificates of public officials and the officers of the Company.

In our examination of the documents referred to above, we have assumed, without independent investigation, the genuineness of all signatures, the legal capacity of all individuals who have executed any of the documents reviewed by us, the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as certified, photostatic, reproduced or conformed copies of valid existing agreements or other documents, the authenticity of all such latter documents and that the statements regarding matters of fact in the certificates, records, agreements, instruments and documents that we have examined are accurate and complete. We have further assumed that the Warrants and the Warrant Agreement and the Pre-Funded Warrants and the Pre-Funded Warrant Agreement constitute the legal, valid and binding obligations of Continental Stock Transfer and Trust Company.

Based upon the above, and subject to the stated assumptions, exceptions and qualifications, we are of the opinion that:

1.

The Issued Shares have been duly authorized by all necessary corporate action on the part of the Company and the Issued Shares, when issued, delivered and paid for as contemplated in the Registration Statement and in accordance with the terms of the Underwriting Agreement, will be validly issued, fully paid and non-assessable.

2.

The Warrant Shares have been duly authorized by all necessary corporate action on the part of the Company and, when issued, delivered and paid for in accordance with the terms of the Warrants, the Pre-Funded Warrants, the Warrant Agreement and the Pre-Funded Warrant Agreement, the Warrant Shares will be validly issued, fully paid and non-assessable.

3.

The Warrants and the Warrant Agreement have been duly authorized by all necessary corporate action on the part of the Company, and the Warrants constitute legal, valid and binding obligations of the Company enforceable against the Company in accordance with their terms and the terms of the Warrant Agreement, except that (i) the enforceability of the Warrants may be subject to bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws affecting creditors’ rights generally and subject to general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law), (ii) we express no opinion as to the validity, legally binding effect or enforceability of Section 4 of the Warrant Agreement or any related provision in the Warrants that requires or relates to adjustments to the exercise price in an amount that a court would determine in the circumstances under applicable law to be commercially unreasonable or a penalty or forfeiture and (iii) we express no opinion as to the validity, legally binding effect or enforceability of any provision in the Warrant Agreement or the Warrants that imposes penalties or liquidated damages under certain circumstances.

4.

The Pre-Funded Warrants and the Pre-Funded Warrant Agreement have been duly authorized by all necessary corporate action on the part of the Company, and the Pre-Funded Warrants constitute legal, valid and binding obligations of the Company enforceable against the Company in accordance with their terms and the terms of the Pre-Funded Warrant Agreement, except that (i) the enforceability of the Pre-Funded Warrants may be subject to bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws affecting creditors’ rights generally and subject to general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law), (ii) we express no opinion as to the validity, legally binding effect or enforceability of Section 4 of the Pre-Funded Warrant Agreement or any related provision in the Pre-Funded Warrants that requires or relates to adjustments to the exercise price in an amount that a court would determine in the circumstances under applicable law to be commercially unreasonable or a penalty or forfeiture and (iii) we express no opinion as to the validity, legally binding effect or enforceability of any provision in the Pre-Funded Warrant Agreement or the Pre-Funded Warrants that imposes penalties or liquidated damages under certain circumstances.

The opinions expressed above are limited to the laws of the State of New York and Delaware General Corporation Law. Our opinions are rendered only with respect to the laws, and the rules, regulations and orders under those laws, that are currently in effect.

We hereby consent to the use of these opinions as an exhibit to the Company’s Current Report on Form 8-K filed by the Company with the Commission on the date hereof, and to the use of our name under the heading “Legal Matters” contained in the prospectus included in the Registration Statement, the Preliminary Prospectus and the Final Prospectus. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required by the Act or the Rules.

Very truly yours,

/s/ Paul, Weiss, Rifkind, Wharton & Garrison LLP
PAUL, WEISS, RIFKIND, WHARTON & GARRISON LLP